Exhibit 2

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of January 30, 2020 (this “Agreement”), between Majesco, a California corporation (“Buyer”), Majesco Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the persons or entities signatory as Stockholders hereto (each, a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, as of the date hereof, the Stockholders each own beneficially and of record shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, each at par value $0.001 per share (collectively, the “Company Stock”), of Inspro Technologies Corporation, a Delaware corporation (the “Company”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, Merger Sub, the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), a draft of which has been made available to the Stockholders, which provides, upon the terms and subject to the conditions thereof, for the merger of Merger Sub with and into the Company with the Company surviving the merger (the “Merger”) (capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Merger Agreement); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Buyer and Merger Sub have requested that the Stockholders enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Stockholders hereby agree as follows:

1. Representations and Warranties. Each Stockholder represents and warrants as to itself that:

(a) (i) Schedule I to this Agreement sets forth, opposite each Stockholder’s name, the number of shares of Company Stock (“Voting Shares”) that each such Stockholder owns beneficially and of record or otherwise has the power to vote as of the date of this Agreement and that are subject to this Agreement, (ii) such Stockholder has good and valid title to the Voting Shares, free and clear of any Liens and commitments of any kind (other than pursuant to this Agreement) and, in the case of Stockholders that are trusts, any claims under such trust by any beneficiary thereof to such Voting Shares, (iii) such Stockholder has the sole power and authority to vote all of the Voting Shares without restriction (other than as contemplated by this Agreement), (iv) any proxies heretofore given in respect of any or all of the Voting Shares have heretofore been revoked and (v) such Stockholder does not have any other interest in any shares of Company Stock or any other shares of capital stock or other equity interests or voting securities of the Company, except as set forth on Schedule II to this Agreement. If, after the date of this Agreement, any Stockholder purchases or otherwise acquires the power to vote shares of Company Stock not set forth in Schedule I, such shares of Company Stock shall automatically become subject to the terms of this Agreement without further action required by any party hereof and shall be deemed to be Voting Shares for all purposes of this Agreement as if those shares were owned by the Stockholder on the date of this Agreement.

(b) in the case of a Stockholder that is not an individual, (i) such Stockholder is duly formed and validly existing under the laws of its jurisdiction of incorporation or formation and (ii) the Person executing this Agreement on behalf of each of such Stockholder is authorized to act on behalf of and bind such Stockholder and, in the case of a trust, any beneficiary or settlor of such trust;

(c) (i) such Stockholder has all necessary capacity, competency, power and authority to enter into this Agreement, (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder and compliance with the terms hereof have been duly authorized by all necessary actions on the part of such Stockholder, (iii) such Stockholder has validly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and, by general principles of equity, including good faith and fair dealing, regardless whether in a proceeding at equity or at law) and (iv) in the case of a Stockholder who is an individual, if Voting Shares of such Stockholder constitute community property or spousal or other approval is otherwise required for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of such Stockholder’s spouse, enforceable against such spouse in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and, by general principles of equity, including good faith and fair dealing, regardless whether in a proceeding at equity or at law); and

(d) (i) no filing with and no notification to, and no permit, authorization, consent or approval of any Governmental Authority is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder and, except as contemplated by the Merger Agreement, the consummation by such Stockholder of the transactions contemplated hereby and thereby and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall conflict with, or result in any violation or breach of, or a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration or any obligation or to the loss of benefit under, or result in the creation of any Lien in or upon any of the properties or assets of such Stockholder (including the Voting Shares) under (A) in the case of a Stockholder that is not an individual, any trust documents, charter documents or other formation documents, (B) any order, writ, injunction, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or any of the Voting Shares or (C) any contract to which such Stockholder is a party or any of its properties or assets (including the Voting Shares) is subject, in each case, except for violations, breaches or defaults that would not individually or in the aggregate impair the ability of such Stockholder to perform its obligations hereunder.

2. Agreement to Vote.

(a) Subject to Section 2(c), at the Company Stockholder Meeting or any other meeting of stockholders of the Company called to vote upon the Merger, the Stockholders shall vote (or cause to be voted) all of the Voting Shares in favor of the adoption of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement. At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote or other approval is sought, the Stockholders shall vote (or cause to be voted) all of the Voting Shares in favor of any other matter necessary to the consummation of the Merger and the other transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company.

(b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote or other approval is sought, the Stockholders shall vote (or cause to be voted) all of the Voting Shares: (i) against any Acquisition Proposal or any action which is a component of any Acquisition Proposal, (ii) against the adoption of any transaction agreement related to an Acquisition Proposal and (iii) against any other action that would in any manner (A) prevent, impede, frustrate or nullify any provision of the Merger Agreement, (B) amend the Charter Documents of the Company or change the voting rights of any class of capital stock of the Company or (C) otherwise interfere with or delay the Merger or the other transactions contemplated by the Merger Agreement.

(c) In the event of a Company Board Recommendation Change relating to a Superior Proposal made in compliance with the steps set forth in Section 4.7(c) of the Merger Agreement, solely in connection with a vote that is subject to Section 2(a):

(i) the number of shares of Company Stock that shall be considered “Voting Shares” pursuant to this Agreement shall be modified without any further notice or any action by the Company or the Stockholders to be only such number that is equal to thirty three percent (33%) of each of the total number of outstanding shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (the “Lock-Up Subject Shares”), such that the Stockholders shall only be obligated to vote the Lock-Up Subject Shares in the manner set forth in Section 2(a); and

(ii) the Stockholders, in their sole discretion, shall be free to vote or cause to be voted, in person or by proxy, all of the remaining Voting Shares in excess of the Lock-Up Subject Shares in any manner they may choose.

3. Waiver of Dissenters’ Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect, any rights of dissent and appraisal under Section 262 of the DGCL to the extent such Stockholder is entitled to such rights under such Section 262.

4. Transfer of Shares. The Stockholders shall not, directly or indirectly: (a) sell, assign, transfer (including in any tender offer or by operation of law), dispose of, pledge or otherwise subject to a Lien, any of the Voting Shares, (b) deposit any Voting Shares into a voting trust or enter into a voting agreement or other arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including in any tender offer or by operation of law), disposition, pledge or other Lien of any Voting Shares, (d) take any action that would make any representation or warranty of the Stockholders herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholders from performing their obligations hereunder or (e) otherwise agree to do any of the foregoing clauses (a) through (d); provided, however, that the Stockholders may transfer Voting Shares in connection with any estate planning or charitable giving, so long as any such Voting Shares and the record or beneficial owner continue to be bound after such transfer or distribution in all respects by the terms of this Agreement.

5. No Solicitation of Transactions. The Stockholders shall not, nor shall it authorize or permit any of their representatives or Affiliates to, directly or indirectly (a) solicit, initiate or take any other action to facilitate or knowingly encourage any Acquisition Proposal, (b) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information, with respect to any Acquisition Proposal or (c) agree or authorize any Person to do any of the foregoing.

6. Termination. The obligations of the Stockholders under this Agreement shall terminate upon the earliest of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. Upon the termination of this Agreement, neither Buyer, Merger Sub nor the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect, provided, however, that nothing in this Section 6 shall relieve any party of liability for any intentional breach of this Agreement.

7. Additional Matters. The Stockholders shall take all other actions in any such case necessary to effectively carry out the transactions contemplated by this Agreement (including, from time to time, executing and delivering, or causing to be executed and delivered, such additional or further consents, documents and other instruments as Buyer or Merger Sub may reasonably request).

8. Miscellaneous.

(a) Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), (iii) upon confirmation of receipt after transmittal by email (to such email address specified below or another email address or addresses as such Person may subsequently specify by proper notice under this Agreement) and (iv) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8(b)):

if to Buyer or Merger Sub, to:

Majesco

412 Mt. Kemble Avenue, Suite 110C

Morristown, New Jersey 07960

Attention: General Counsel

Email: lori.stanley@majesco.com

with a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: Valérie Demont
Email: vdemont@sheppardmullin.com

and if to the Stockholders, to such Stockholder’s address set forth on Schedule I hereto;

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street
Philadelphia, Pennsylvania 19103
Attention: James W. McKenzie, Jr.
Email: james.mckenzie@morganlewis.com

(c) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Merger Agreement are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by the Merger Agreement be consummated as originally contemplated to the fullest extent possible.

(d) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(e) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties, except that Buyer and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Buyer, provided that (i) no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations and (ii) such assignment would not reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Specific Performance. The parties hereto agree that the parties hereto would be irreparably damaged if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief and each party waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(h) Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware.

(i) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Submission to Jurisdiction; Waiver of Jury Trial. Each party hereto irrevocably and unconditionally (i) accepts the jurisdiction and venue of any state or federal court sitting in the State of New York, City of New York in any action or proceeding arising out of or related to this Agreement, (ii) waives any objections which such party may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings brought in any such court and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum, (iii) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 8(b); and (d) agrees that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 8(J) HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 8(J) WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MAJESCO

By:
Name:
Title:

MAJESCO MERGER SUB, INC.

By:
Name:
Title:

[Buyer and Merger Sub Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

By:
Name:
Title:

[Stockholder Signature Page to Voting Agreement]

Schedule I

Stockholder and Address	Number of Shares of Common Stock	Number of Shares of Series A Preferred Stock	Number of Shares of Series B Preferred Stock	Number of Shares of Series C Preferred Stock

TOTAL

Schedule II

None.